EXHIBIT 10.1

		    RESEARCH AND OPTION AGREEMENT


     This Agreement is made and entered into as of this 29th day of July, 1996 (the "Effective Date"), by and between
BIOCOMPATIBLES LIMITED, a United Kingdom  company
("Biocompatibles"), and CRYOLIFE, INC., a Florida corporation
("CryoLife").

			   W I T N E S S E T H:

     WHEREAS, CryoLife desires to engage Biocompatibles, and Biocompatibles desires to be engaged, to conduct certain scientific research relating to the development of methods, formulae and processes for applying Biocompatibles' proprietary and patent protected "coating polymers" to preserved animal and human tissue.

     NOW THEREFORE, in consideration of the premises and the mutual agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.   DEFINITIONS.

     The following terms shall have the following meanings when used in this Agreement:

     "Biocompatibles Technology" shall mean the secret and proprietary information, data, formulae, methods, processes, products and techniques of Biocompatibles or its affiliates for coating materials with polymers which improve the biocompatibility of implantable devices. The Biocompatibles Technology includes information, data, formulae, methods, processes, products and techniques developed by Biocompatibles in the course of conducting any Research Project.

     "coated" shall refer to tissues to which the Biocompatibles
Technology has been applied.

     "Confidential Information" shall mean as to each party, its secret information, data, formulae, methods, processes, products and techniques directly related to the patents described in Exhibit B. Confidential Information shall not include any information, data, formulae, methods, processes, products or techniques which (i) are in the public domain, (ii) come into the public domain through no fault of the other party, (iii) were known to the other party prior to its disclosure by the party claiming confidentiality as evidenced by the written records of the other party, (iv) are disclosed by a third party not under an obligation of non-disclosure, (v) is required by law or legal process to be disclosed, or (vi) written permission for disclosure has been granted to the disclosing party by the party claiming confidentiality.

     "CryoLife Technology" shall mean the secret and proprietary information, data, formulae, methods, processes, products and techniques of CryoLife for preserving and processing human and animal tissue, but excluding the Biocompatibles Technology.

     "Designated Representative" shall mean, as to each party, the individual appointed by the party to fulfill the responsibilities identified for Designated Representatives in
Section 2 of this Agreement. The initial Designated Representative for Biocompatibles is Robert Hanley, Ph.D. The initial Designated Representative for CryoLife is Steven Goldstein, Ph.D.

     "Other Tissues" shall mean animal and human tissues types identified on Exhibit A.

     "Oversight Team" shall mean the collective Designated
Representatives of both parties. Actions of the Oversight Team shall require the agreement of both Designated Representatives.

     "Research Project" shall mean research and development work conducted by Biocompatibles pursuant to this Agreement for the purpose of developing commercially feasible methods for applying the Biocompatibles Technology to porcine heart valves and, if designated by CryoLife, Other Tissue, which generates the defined outcomes described on Exhibit A or otherwise identified by the Oversight Team.

2.   RESEARCH PROJECTS.

     2.1 Biocompatibles shall conduct a Research Project relating to the application of Biocompatibles' Technology to porcine heart valves in the manner and on the schedule identified on Exhibit A, which schedule may be revised by the Oversight Team. Biocompatibles shall also conduct Research Projects for Other Tissues designated by CryoLife on schedules agreed to by the Oversight Team. During the term of any Research Project and for a period of 90 days after completion of the last Research Project, Biocompatibles agrees not to conduct research projects involving coating polymers, except pursuant to this Agreement, for preserved porcine tissue or any of the tissue types identified on Exhibit A.

     2.2 CryoLife shall provide Biocompatibles with reasonable quantities of tissue for each Research Project, at no cost to Biocompatibles.

     2.3 To initiate the porcine heart valve Research Project, the Oversight Team shall meet at CryoLife's headquarters in Atlanta, Georgia, U.S.A. for the purpose of (i) sharing information necessary to the conduct of the Research Project,
(ii) adjusting, if necessary, the schedule and the defined outcomes identified in Exhibit A, and (iii) setting the standards by which proof of coating patency and proof of concept are determined for the porcine heart valve Research Project. All travel expenses incurred in connection with this initial meeting and subsequent meetings shall be borne by the party incurring the expenses. Following the initial meeting, CryoLife shall send a representative to Biocompatibles' facilities for approximately one week to assist with the Research Project. The scheduling of meetings shall be determined by the Oversight Committee.

     2.4 Biocompatibles shall keep the CryoLife Designated Representative regularly and fully advised of the progress and results of each Research Project, which advice shall include monthly written progress reports. Such reports shall contain reasonable detail and include reports on matters reasonably requested by CryoLife's Designated Representative. Full written reports will also be required for establishing proof of coating patency and proof of concept for each tissue Research Project. Upon completion of each Research Project which includes proof of concept, Biocompatibles shall provide CryoLife with a final report setting forth the results achieved under and pursuant to the Research Project. Such final report shall include: a complete summary of the research carried out and detailed experimental protocols of the research performed in the course of the Research Project.

     2.5 Biocompatibles shall provide to CryoLife copies of all data and other information generated in connection with the Research Project including, without limitation, all raw data obtained as a result of studies conducted in the course of Research Project and all experimental procedures developed under the Research Project in sufficient written detail to permit CryoLife's personnel to employ such procedures in their own research.

     2.6  All studies done in connection with the Research
Project shall be carried out in strict compliance with any applicable laws, regulations, or guidelines governing the conduct of such research. CryoLife's Designated Representative shall be regularly consulted on all studies and testing conducted in the course of a Research Project.

3.   PAYMENTS.

     3.1 For Biocompatibles' research efforts pursuant to this Agreement, CryoLife agrees to pay Biocompatibles the following sums, subject to the following conditions, in the following manner:

	  (a)  $100,000 upon execution of this Agreement,

	  (b) $50,000 upon proof of coating patency for each tissue indication for which CryoLife requests Biocompatibles to develop a coating, initially porcine heart valves,

	  (c) $125,000 upon commencement of animal trials following completion of the porcine valve development program contemplated by the Research Project and proof of concept for the coated porcine valve,

	  (d) $125,000 upon satisfactory completion of animal trials for the coated porcine valves,

	  (e) $250,000 upon European Union acceptance to conduct the first human device clinical trials for a coated tissue group,

	  (f) $250,000 upon CryoLife obtaining its first CE marking approval for a coated tissue group,

	  (g) $200,000 upon CryoLife's first commercial distribution of a coated tissue group product in the European
Union,

	  (h) $300,000 upon CryoLife's first commercial distribution of a coated tissue group product in the United
States, and

	  (i) a percentage royalty (10% of net sales) and minimum royalties for commercial distribution of coated tissues in the amounts set forth in the exclusive license form contained in Exhibit C.

     3.2 The payment requirement of subsections (e) through and including (h) of Section 3.1 shall be contingent upon Biocompatibles and CryoLife entering into a license in the form of Exhibit C, pursuant to which CryoLife shall be granted the license to commercialize the application of the Biocompatibles Technology with porcine heart valves or Other Tissues. The payment requirements of subsections (e) through and including
(g) of Section 3.1 shall apply only to the first tissue group which meets the criteria of the subsection. In case of any conflict between the terms of this Agreement and the terms of an outstanding License Agreement as to any tissue group, the terms of the License Agreement shall prevail.

     3.3 Payments under the terms of this Agreement shall be made by check or wire transfer and shall be payable in U.S. dollars. In the event that CryoLife should fail to make payment within 30 days of the due date, CryoLife will be liable for interest payments on the outstanding sums at U.S. Prime Rate (as announced in the The Wall Street Journal) plus 4% per annum, calculated on actual number of days elapsed.

4.   CONFIDENTIALITY.

     Each party agrees that, it will not use, except in furtherance of this Agreement, and will not disclose orally, by written publication, or otherwise, any Confidential Information of the other party. Each party will safeguard and protect the Confidential Information of the other, and only those of its employees whose participation is required to complete the Research Project shall have access to the Confidential Information of the other party.

5.   OWNERSHIP AND PATENTS.

     5.1 Biocompatibles hereby represents and warrants that it owns all right, title and interest in and to the Biocompatibles Technology which is germane to this Project and is authorized and empowered to enter into and perform its obligations under this Agreement. Biocompatibles represents and warrants that Exhibit B attached hereto lists all of the patents and patent applications relating to the Biocompatibles Technology.

     5.2 Biocompatibles shall have sole and exclusive ownership rights to any enhancements to the Biocompatibles' Technology developed by Biocompatibles in connection with the Research Project. CryoLife retains all right, title, and interest in and to the CryoLife Technology.

     5.3 No license to make, use or sell any CryoLife Technology or Biocompatibles Technology is granted by this Agreement.

6.   OPTION TO LICENSE/RESERVATION OF COATING RIGHTS.

     6.1 Biocompatibles hereby grants to CryoLife the exclusive option to receive a worldwide license to make, use and sell the Biocompatibles' Technology as it may be applied to porcine heart valves, and each Other Tissue for which a Research Project is undertaken, on the terms and conditions, and subject to the limitations, set forth on the form License Agreement attached hereto as Exhibit C (the "License Agreement"). Notice of exercise of the option for each tissue group must be given by CryoLife to Biocompatibles in writing on or before the 90th day following CryoLife's receipt of the final report on the Research Project as described in Section 2.4 for such tissue group.

     6.2 If CryoLife exercises its option according to the terms of this Agreement, the parties agree after the first exercise thereafter (i) to be bound by the terms and conditions set forth in the License Agreement effective as of the date of CryoLife's notice of exercise for the tissue group identified in the notice,
(ii) to sign and deliver the License Agreement within 20 days of exercise of the option, and (iii) to identify the "Product" for which the License Agreement applies to be the tissue group for which CryoLife has exercised the option by adding the description of the tissue group to Exhibit A to the License Agreement (which identifies the tissue groups included within the Products licensed under the License Agreement). For subsequent exercises of the option, CryoLife shall provide the notice required under
Section 6.1 and the parties shall evidence the addition of the tissue group to the License Agreement by adding a description of the notified tissue group to Exhibit A to the License Agreement; provided, however, that failure to complete any of the tasks identified in this Section 6.2 shall not prevent the License Agreement from taking effect as to a tissue group for which proper notice has been given under Section 6.1.

     6.3 Notwithstanding the option to license granted herein, Biocompatibles reserves the exclusive right to coat porcine valves with the Biocompatibles Technology outside the United States but agrees not to coat porcine heart valves with the Biocompatibles Technology during the Initial Five Year Term (defined in Section 6(a) of Exhibit C) of a License Agreement for a porcine valve "Product". After execution of such a License Agreement, the parties intend to cooperate in coating porcine valves in the United States through a joint venture or other vehicle organized for the purpose.

7.   PUBLICATION.

     CryoLife shall have the right to publish data generated as a result of the Research Project provided that in no event may CryoLife disclose any Biocompatibles' Technology or other Confidential Information of Biocompatibles. CryoLife agrees, however, that CryoLife will give Biocompatibles 30 days to review any proposed publication prior to submission or publication, and shall obtain Biocompatibles' approval prior to such publication, which approval shall not be unreasonably withheld by Biocompatibles. If Biocompatibles fails to provide CryoLife with a written statement setting forth in detail any objections it has to the proposed publication within the 30-day period, Biocompatibles shall be deemed to have approved of such publication.

8.   TERM AND TERMINATION.

     8.1 The term during which CryoLife can initiate any Research Project shall be two years.

     8.2 This Agreement may be cancelled by either party in the event of default by the other party, which default is not cured within 30 days following receipt of written notice describing such default. In the event that either party shall be in default of any of its obligations under this Agreement and shall fail to remedy such default within 30 days after receipt of written notice thereof, the party not in default shall have the option of canceling this Agreement by giving written notice of termination to the other party. If this Agreement is terminated as a result of breach by Biocompatibles, CryoLife shall be entitled to a refund of all amounts paid under Section 3. For the avoidance of doubt, "breach" as used in the preceding sentence shall not refer to a failure of the Research Project to achieve the research objective of CryoLife.

     8.3 CryoLife may terminate this Agreement at any time by providing Biocompatibles with at least 60 days advance written notice.

     8.4 Termination of this Agreement shall not affect the rights and obligations of the parties, which shall have accrued prior to termination. Sections 4, 5, 7 and 9 through 16 and this
Section 8.4 shall survive any termination of this Agreement.
Section 6 shall survive any termination except for termination due to breach by CryoLife.

     8.5 Upon termination, each party shall be required to deliver back to the other party, all Confidential Information of such other party. An officer of the delivering party shall be required to certify that this condition has been met.

9.   INDEPENDENT CONTRACTORS.

     CryoLife and Biocompatibles shall at all times act as independent parties and nothing contained in this Agreement shall be construed or implied to create an agency, joint venture, or partnership. Neither party shall have the authority to contract or incur expenses on behalf of the other except as may be expressly authorized by collateral agreements.

10.  CHOICE OF LAW.

     Any disputes or claims arising under this Agreement shall be governed by the laws of the United Kingdom.

11.  SEVERABILITY.

     If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

12.  WAIVER.

     The failure of any party hereto to insist upon strict performance of any provision of this Agreement or to exercise any right hereunder will not constitute a waiver of that provision or right.

13.  NOTICES.

     Any notice or communication required or permitted to be given or made under this Agreement by one of the parties hereto to the other shall be in writing and shall be deemed to have been sufficiently given or made for all purposes if (a) mailed by certified mail, postage prepaid, (b) sent by reputable express courier, including UPS, Federal Express, DHL, or similar service, or (c) sent by telecopy, with a copy sent by one of the methods described in (a) or (b) above, addressed to such other party at its respective address as follows:

	  If to CryoLife:          CryoLife, Inc.
				   2211 New Market Parkway
				   Suite 142
				   Marietta, Georgia 30067
				   Attention:  President
				   Facsimile:  (770) 850-0762

	  If to Biocompatibles:    Biocompatibles Limited
				   Frensham House
				   Farnham Business Park
				   Weydon Lane
				   Farnham
				   Surrey G49 8QL
				   England
				   Facsimile: 44-1252-732703
				   Attention: Alistair H. Taylor,
				   President and C.E.O.

14.  ASSIGNMENT.

     This Agreement may be assigned by either party to any parent, subsidiary, or affiliate of the party or to any successor in interest by reason of any merger or acquisition. This
Agreement may not be assigned to any competitor or the other party without the prior written consent of the other party, which consent shall not be unreasonably withheld.

15.  ARBITRATION.

     15.1 If any dispute or difference shall arise between the parties to this Agreement, as to the interpretation of this Agreement or any covenants or conditions of this Agreement or as to the rights, duties, or liabilities of any party under this Agreement or as to any act, matter, or thing arising out of or under or relating to this Agreement (even though the Agreement may have been terminated), the same shall be finally settled by arbitration conducted in accordance with the rules of the American Arbitration Association. Whenever any dispute, controversy, claim, or difference which may be submitted to arbitration under this Section 15 arises between the parties, either party hereby may give the other party notice of its intention to submit such dispute, controversy, claim, or difference to arbitration. Such arbitration shall take place in New York, New York, before a single arbitrator agreed upon by the parties to the arbitration. In the event the parties cannot agree upon an arbitrator within 20 days after the effective date of receipt, of either party's notice to arbitrate, such arbitration shall take place in New York, New York, before a single arbitrator appointed by the American Arbitration Association in accordance with its rules.

     15.2 The parties further agree that notwithstanding the determination of the arbitrator (i) all costs associated with the arbitration shall be borne equally by each party to the arbitration, and (ii) each party to the arbitration shall be responsible for its own attorneys' fees incurred in connection
with the arbitration.   The determinations of such arbitrator
will be final and binding upon the parties to the arbitration, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. The arbitrator shall set forth the grounds for his decision in the award.

     15.3 The parties hereto stipulate that submission of disputes to arbitration as provided in this Section 15 and arbitration pursuant thereto shall be a condition precedent to any suit, action, or proceeding instituted in any court or before any administrative tribunal with respect to this Agreement or disputes arising out of or regarding this Agreement.

16.  ENTIRETY.

     This Agreement represents the entire agreement of the parties and it expressly supersedes all previous written and oral communications between the parties. No amendment, alteration, or modification of this Agreement or any exhibits attached hereto shall be valid unless executed in writing by authorized signatories of both parties.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date set forth above.


CRYOLIFE, INC.                     BIOCOMPATIBLES LIMITED


By:  Steven G. Anderson            By:  John Bardwell
     ____________________               ________________________

Title:  President/CEO              Title:  Director
	_________________                  ____________________

                             EXHIBIT A


			     RESEARCH PROJECT

     CryoLife will provide Biocompatibles with the following tissues to which Biocompatibles will supply the Biocompatibles
Technology and assess such Technology's ability to generate the outcome described below.

Project Scope and Defined Outcomes

A.  Tissues

      The scope of this research project involves multiple tissues which Cryolife will provide for coating according to the Biocompatibles Technology.

	 1.  Porcine Heart Valves

	       a.  Cellular, glutaraldehyde-fixed

		   (1)   aortic (including leaflets and aortic
			 conduit)

		   (2)   pulmonary (including leaflets and
			 pulmonary artery)

	       b.  Acellular, unfixed or glutaraldehyde-fixed

		     (1) aortic

		     (2) pulmonary

	 2.  Porcine (or other xenogenic) Circulatory Vessels

	       a.  Acellular vein

	       b.  Acellular artery

	 3.  Bovine Ligamentous Grafts

	       a.  Ligament

	       b.  Tendon

	       c.  Fascia Lata

	 4.  Other Xenogenic Tissues

	       a.  Dura mater

	       b.  Pericardium

	       c.  Nerves

	 5. Cryopreserved Human Allograft Tissues including, but not limited to, Heart Valves, Vessels and Nerves

B.  Defined Outcomes

      A selection of coated tissues as defined in A. (v.s.) will be assessed according to the following tests to demonstrate the effectiveness of Biocompatibles Technology coatings in providing the indicated results. These tests will be applied according to the particular requirements for each coated tissue.

	   1. Coverage - Surface covering of the coated tissues is anticipated. Coverage of the tissue will be demonstrated to be uniform and unbroken.

	   2. The tissue surface coatings is expected to remain intact and unbroken for an agreed clinically relevant time period; no thinning of the coating is expected. Coating stability will be assessed following exposure of the coated tissues in: 1) static cultures in the presence of tissue culture media, blood, or similar medium; 2) in dynamic (stirred) cultures of similar medium; and 3) in orthotopic or heterotopic in vivo implants of the coated tissues. As in B.1., coating coverage will be demonstrated.

	   3. Histology and ultrastructure - the matrix protein structure of the coated tissue should appear normal by light and transmission electron microscopic analyses.

	   4. Nonthrombogenicity/Noninflammatory - limited and nonprogressive platelet and/or white cell adhesion in at lest one of the following models: 1) subdernial implant in rat (inflammation); b) in vitro platelet and/or white cell adhesion; c) intravascular or intrasynovial implant in vivo.

	    5.  Biomechanical characteristics

		  a.     Extensibility - should not change more
			 than 10% relative to a selected standard tissue.

		  b. Stress-relaxation - relaxation slope and ultimate relaxation should reflect retention of viscoelastic properties with no more than a 10% change in relaxation slope or ultimate relaxation relative to standard fixed tissue.

		  c.     Load at Failure and Maximum Stress at
			 Failure - should not change more than
			 10% relative to a selected standard
			 tissue.

	    6.  Toxicity/Biocompatibility

		  a.     The coating material should be
			 compatible with cell survival and cell
			 proliferation and function.

		  b.     The coated tissue should be compatible
			 with cell survival and cell
			 proliferation and function (either non-
			 fixed tissues or tissues fixed with
			 other than glutaraldehyde).

		  c. Cytocompatibility of coated tissues will be assessed by supplementing cell culture media with aqueous extracts made from tissues following coating and observing the effect of such supplementation on the growth rates of fibroblast and endothelial cells.

		  d. Nontoxicity or cytocompatibility will be defined as growth rates of cells in the presence of coating-related materials being within 10% of the growth rates of cells grown under control conditions.

	    7.  Anticalcification

	       A model of implanting treated tissues subdermally in weanling rats will be used to assess effects of coating(s)on the rate and extent of tissue calcification. At least a 60% reduction in the extent of calcification relative to uncoated control tissue is considered acceptable after 16 weeks of implantation.

C.  Acceptance Parameters

      1. Coatings will be screened according to the tests outline in B.(v.s.).

      2. Up to seven coating formulations will be screened for each tissue type.

      3. Coatings will be selected based on disclosure of known properties to CryoLife.

      4. Tests will be selected according to suitability for each tissue type.

      5.  Parameters:

	  a.   coverage - see B.1.

	  b.   stability - B.2.

	  c. histology and ultrastructure - see B.3. Various standard stains will be applied to sectioned tissues to facilitate observation of collagens, elastin, glycosaminoglycans, and glycoproteins. Comparisons with untreated tissues will be carried out by a qualified pathologist. Transmission electron microscopy will be used to examine, among other factors, collagen periodicity, collagen fiber crimp, and so on.

	 d.    nonthrombogenicity/noninflammatory - see B.4.

	 e.    biomechanical characteristics - see B.5.

	 f.    toxicity/biocompatibility - see B.6.

	 g. anticalcification - see B.7. We anticipate the acceptable levels of coated tissue calcium will be no greater than 5 mg/g dry weight of tissue after 16 weeks of implantation.

D.  Schedules

      1.  Preliminary Screening of Coatings
	  Initial examinations of coatings will entail analysis of: 1) coating thickness and consistency; 2) cellular and extracellular matrix morphology, 3) appropriate biomechanical parameters; 4) biocompatibility of coating and of treated tissue; and 5) effect of coating on rate and extent of calcification of the coated tissue. It is anticipated that only those coating with acceptable outcomes for coating properties and tissue morphology (D.1.1. and D.1.2.) will be delivered to CryoLife for further analysis.

      2.  Secondary Screening Outcomes

     As indicated, those coating displaying acceptable outcomes in the Preliminary Screenings (D.1.) will be further analyzed by in vivo implants to demonstrate: 1) thrombogenicity/inflammatory response characteristics, and 2) stability of the coating in a functional graft model.



                                 EXHIBIT B

				  PATENTS


Patent or
Application
Number              Jurisdiction             Date      Status

PCT/GB92/01215      Europe (Austria,       6/7/92      Pending
		    Belgium, Switzerland,
(BCP 33)                 and Lichstenstein,
		    Germany, Denmark,
		    Spain, France, U.K.,
		    Greece, Italy, Luxemborg,
		    Monaco, Netherlands,
		    Portugal and Sweden)
		    Japan
		    U.S.A.
		    Australia
		    Canada
		    Russia

                                       EXHIBIT C

			 FORM OF LICENSE AGREEMENT

    This License Agreement (the "Agreement") is entered into this ____ day of ______________, 199 , is between CryoLife, Inc., a Florida corporation ("CryoLife") and Biocompatibles
Limited, a United Kingdom company ("Biocompatibles").

    WHEREAS, Biocompatibles and CryoLife have previously entered into a Research and Option Agreement dated July , 1996 (the "Research Agreement"), relating to the development of methods, formulae, and processes for applying Biocompatibles' proprietary and patent protected "coating polymers" to preserved animal and human tissues;

    WHEREAS, CryoLife desires to license the Biocompatibles
Technology (defined below).

    NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in consideration of the mutual covenants set forth below, the parties agree as follows:

    1. Definitions. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Research
Agreement when used in this Agreement.

    "Biocompatibles Technology" shall mean the secret and proprietary information, data, formulae, methods, processes, products and techniques of Biocompatibles or its affiliates for coating materials with polymers which improve the biocompatibility of implantable devices. The Biocompatibles Technology includes information, data, formulae, methods, processes, products and techniques developed by Biocompatibles during or after the course of conducting any Research Project pursuant to the Research Agreement. Biocompatibles Technology includes the Know-How, Patents and Trade Secrets.

    "Know-How" shall mean any and all non-Confidential
Information heretofore or hereafter owned, developed, acquired or licensed by Biocompatibles relating to the Biocompatibles
Technology.

    "Patent(s)" shall mean any and all domestic or foreign patents or patent applications owned, acquired or licensed by Biocompatibles, which relate to the Biocompatibles Technology, or which may in the future be filed on the Trade Secrets or Know-How. The term Patent(s) also shall include any and all U.S. or foreign divisions, continuations, continuations-in-part, substitutions, reissues, and extensions of said Patent(s). Schedule A lists all Patents relevant to this License Agreement.

    "Processed Tissues" shall mean those tissue groups which have been (i) properly notified to Biocompatibles pursuant to
Section 6.1 of the Research Agreement for license under this Agreement and (ii) treated with the Biocompatibles Technology. The parties shall endeavor to maintain a record of Processed Tissues by amending Schedule B attached hereto to include all tissue groups notified for inclusion as and when Biocompatibles receives proper notification.

    "Trade Secrets" shall mean any and all Confidential
Information heretofore or hereafter owned, developed, acquired or licensed by Biocompatibles, relating to the Biocompatibles
Technology.

    2.    License.

	  (a) License Grant. Biocompatibles hereby grants CryoLife a license to the Biocompatibles Technology to develop, manufacture, use, and distribute Processed Tissues throughout the world. The license is exclusive in the United States and is the sole license Biocompatibles will grant outside the United States; provided, however, that Biocompatibles agrees not to produce or coat porcine heart valves with the Biocompatibles Technology during the Initial Five Year Term (defined in Section 6(a)), except to the extent Biocompatibles participates in a joint venture or partnership with CryoLife for coating valves in the United States.

	  (b) Sublicense. CryoLife shall have the right to grant sublicenses of any rights granted to it under this license, provided that CryoLife shall have received the prior written approval of Biocompatibles, which shall not be unreasonably withheld.

    3.    Payments by CryoLife.

	  (a)  Non-Royalty Payments.  CryoLife shall pay
Biocompatibles the sums identified in subsections (d) through and including (h) of Section 3.1 of the Research Agreement upon completion of the conditions set forth in those provisions.

	  (b) Percentage Royalties. CryoLife shall pay Biocompatibles a royalty on Net Revenues (gross revenues minus sales taxes, reasonable discounts, freight and returns, if any) from all distribution of Processed Tissues by CryoLife. The amount of the royalty payable for Processed Tissues distributed in countries ("Protected Countries") where the Processed Tissues are protected by a patent or patent application at the time of distribution shall be 10% of Net Revenues. The royalty payable for Processed Tissues distributed outside of Protected Countries shall be 5% of Net Revenues generated outside of Protected Countries.

	  (c)  Minimum Royalties.  CryoLife shall pay
Biocompatibles minimum royalties commencing on the first day of the first calendar quarter following first commercial distribution of Processed Tissues after approval for unrestricted commercial sale by the European Union or the U.S. Food and Drug
Administration as follows:

	       Year 1                        $100,000
	       Year 2                        $150,000
	       Year 3                        $200,000
	       Year 4                        $300,000
	       Year 5 and thereafter         $400,000

Minimum royalties will be payable in equal quarterly installments and shall be credited toward earned royalties due under Subsections (b) and (c) above. The obligation to pay minimum royalties shall expire upon the expiration of patent protection for the Technology in the United States or Europe. Failure to make royalty payments equal to or exceeding minimum royalty obligations in any year shall be deemed a breach or default under this Agreement and may result in its termination by Biocompatibles.

	  (d) Reports; Audit Rights. Payments of royalties under Section 3(b) shall be made on a monthly basis and shall be payable within 20 days following the end of the preceding month. Such payment shall be accompanied by a statement showing distribution of the Processed Tissues by CryoLife to all parties, and such other particulars as are necessary or which may be reasonably requested by Biocompatibles in order to verify accurate payment of royalties and fees pursuant to this
Section 3. CryoLife shall keep complete and accurate records of all distributions by CryoLife of the Processed Tissues and all sublicenses granted hereunder. Biocompatibles and its representatives shall have the right during the term of this Agreement and for a period of two years following any termination of this Agreement to review the books and records of CryoLife relating to distribution of the Processed Tissues and sublicenses granted hereunder in order to verify payments under this Agreement. All costs of such audit shall be borne by Biocompatibles; provided, however, in the event such audit reveals an underpayment of more than 5%, CryoLife shall immediately pay the amount of the underpayment and shall reimburse Biocompatibles for the costs incurred in connection with the audit.

	  (e) Pricing of Processed Tissues. In the event CryoLife sells the Processed Tissues for use with other products of CryoLife (a "Combined Product"), the purchase price for the Combined Product shall be reasonably allocated between the Processed Tissues and CryoLife's other products. In the event Biocompatibles objects to such allocation, the matter shall be submitted to arbitration in accordance with Section 7(i).

    4.    Representations of Biocompatibles; Patents.

	  (a) Title. Biocompatibles hereby represents and warrants that it owns all right, title, and interest in and to the Biocompatibles Technology which is germane to the granting of the license contained in this Agreement and is authorized to enter into and perform its obligations under this Agreement. Biocompatibles represents and warrants that Schedule B attached hereto lists all of the patents and patent applications relating to the Biocompatibles Technology. Biocompatibles has not granted any other licenses to the Biocompatibles Technology for use with Processed Tissue.

	  (b) Patents. CryoLife agrees to cooperate with Biocompatibles at Biocompatibles cost in the preparation, filing, and prosecution of domestic and foreign Patent(s) applications and to keep each other fully informed at all times of the status of the Patent(s) and applications.

	  (c) Prosecution of Patents. Biocompatibles shall have the sole right in the first instance to take appropriate measures, including the bringing or defending of suits throughout the world, to prevent or stop infringement or misappropriation by others in making, using or selling Processed Tissues. CryoLife may participate in such suit through counsel of its own choosing, and in its own name. All costs of any infringement, declaratory judgment or other suit brought or defended by Biocompatibles shall be the obligation of Biocompatibles. In the event of recovery of damages in, or sums and settlement of, a suit or suits for infringement or misappropriation brought or defended by Biocompatibles, Biocompatibles shall be entitled to retain two-thirds of whatever recovery (after costs) of sums for damages or otherwise that might be obtained in such suit or settlement, with one-third of the recovery (after costs) being payable to CryoLife. CryoLife agrees to cooperate with Biocompatibles to prevent or stop such infringement or misappropriation and to provide Biocompatibles with documents, data, and other information as may be reasonably necessary to conduct such suit by Biocompatibles. When such disclosures are identified as Confidential Information, then Biocompatibles undertakes to ensure that the confidentiality of those disclosures is maintained. Should Biocompatibles fail or refuse to take or cause to be taking any such measures against any third party after one month from the date of receipt of written notice to Biocompatibles by CryoLife of such infringement or misappropriation accompanied by reasonable evidence of such infringement or misappropriation, CryoLife may take such legal action in its own name and at its own expense. In such latter case, CryoLife shall be entitled to retain two-thirds of whatever recovery (after costs) of sums for damages or otherwise that it may obtain in such suit or settlement, with one-third of the recovery (after costs) being payable to Biocompatibles. When either party litigates under this paragraph, it shall keep the other party informed of such activities in writing at least every calendar quarter.

    5. Indemnification. Biocompatibles shall defend, indemnify, and hold CryoLife and its officers, directors, employees and affiliates harmless from and against any and all damages, liabilities, losses, and expenses (collectively, "Damages"), including reasonable attorneys fees and court costs, incurred by CryoLife as a result of any claim, lawsuit, action, or proceeding (collectively, "Claim") against CryoLife in which it is determined or alleged that the Biocompatibles Technology infringes on any trade secret, patent, copyright, or other proprietary right of any third party. Except as provided above, CryoLife shall indemnify, defend, and hold Biocompatibles and its officers, directors, employees and affiliates harmless from and against any and all Damages incurred by Biocompatibles arising out of any Claim of a third party based upon the production, distribution, or marketing by CryoLife of the Processed Tissues. Any party claiming indemnification pursuant to this Section 5 (the "Indemnitee") shall give prompt notice of any claim, lawsuit, action or proceeding with respect to which indemnification is claimed and shall cooperate fully, at the cost of the indemnifying party, in the defense or settlement thereof. The indemnifying party shall have sole control of the defense, negotiation, or settlement of any matter with respect to which indemnification is claimed.

    6.    Termination.

	  (a) Term. This license shall continue in full force and effect for each Processed Tissue for a term ending five years after receipt of regulatory approval in the United States or European Union to commercialize the Processed Tissue (the "Initial Five Year Term") and shall automatically renew for additional one year terms thereafter so long as CryoLife is not in material default hereunder for a period of up to ten years or the life of any Patents, whichever is longer. This Agreement may be earlier terminated by CryoLife by giving 90 days advance written notice.

	  (b) Breach by CryoLife. In the event CryoLife commits any breach of the material terms and conditions of this Agreement, and if such failure or breach shall continue for a period of 60 days after written notice thereof is delivered by Biocompatibles to CryoLife, Biocompatibles shall have the option to terminate this Agreement.

	  (c)  Breach by Biocompatibles.  In the event
Biocompatibles commits any breach of the material terms and conditions of this Agreement and if such failure or breach shall continue for a period of 60 days after written notice thereto is delivered by CryoLife to Biocompatibles, CryoLife shall have the option to terminate this Agreement.

	  (d) Survival. The provisions of Sections 3(e), 5, this Section 6(d) and 7 shall survive any termination of this Agreement. Termination of this Agreement shall not affect or terminate CryoLife's obligation to pay any amounts which were payable pursuant to the terms of Section 3 with respect to sales of Processed Tissues and grants of sublicenses prior to the effective date of such termination.

    7.    General Provisions.

	  (a) Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to the Technology and supersedes and terminates all other prior commitments, arrangements, or understandings, both oral and written between the parties with respect to the Technology.

	  (b) Amendment. This Agreement may not be modified or amended except by an instrument in writing executed by each of the parties.

	  (c) Binding. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

	  (d) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the United Kingdom.

	  (e) Notices. Any notices required or permitted hereunder shall be in writing and shall be sent by (a) personal delivery (including delivery by Federal Express or similar overnight courier), (b) mailed by registered or certified mail, return receipt requested, postage prepaid, or (c) transmitted by facsimile, telex, or telecopy to the numbers set forth below and with originals of such transmissions sent by registered or certified mail. Notices shall be sent to the addresses as set forth below or to such other addresses as may be hereafter furnished by one party to the other party in compliance with the terms hereof.

	  If to Biocompatibles:    Biocompatibles Limited
				   Frensham House
				   Farnham Business Park
				   Weydon Lane
				   Farnham
				   Surrey G49 8QL England
				   Facsimile:  44-1252-732703
				   Attention:  Alistair H.
				   Taylor, President and C.E.O.

	  If to CryoLife:          CryoLife, Inc.
				   2211 New Market Parkway
				   Suite 142
				   Marietta, Georgia  30067
				   Attention:  President
				   Telecopy:   (770) 850-0762

Notices shall be effective (a) upon receipt by the addressee, if sent by personal delivery or mail, or (b) upon transmission, if sent by telecopy, telex, or facsimile.

	  (f) Waiver. None of the provisions of the Agreement shall be deemed to have been waived by any act or acquiescence on the part of either party, their agents or employees, but may be waived only by instruments in writing signed by an authorized officer of the respective party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision or of the same provision on another occasion.

	  (g) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

	  (h) Assignment. CryoLife shall not assign or transfer any of its duties, rights, interests, or obligations in or under this Agreement, without the prior written approval of Biocompatibles. Any merger, consolidation, or sale of substantially all of the stock of CryoLife shall be considered an assignment hereunder for which Biocompatibles's consent is required.

	  (i)  Arbitration.

	       (i) Submission to Arbitration. If any dispute or difference shall arise between the parties to this Agreement, as to the interpretation of this Agreement or any covenants or conditions of this Agreement or as to the rights, duties, or liabilities of any party under this Agreement or as to any act, matter, or thing arising out of or under or relating to this Agreement (even though the Agreement may have been terminated), the same shall be finally settled by arbitration conducted in accordance with the rules of the American Arbitration Association. Whenever any dispute, controversy, claim, or difference which may be submitted to arbitration under this
Section 7(h) arises between the parties, either party hereby may give the other party notice of its intention to submit such dispute, controversy, claim, or difference to arbitration. Such arbitration shall take place in New York, New York, before a single arbitrator agreed upon by the parties to the arbitration. In the event the parties cannot agree upon an arbitrator within 20 days after the effective date of receipt, of either party's notice to arbitrate, such arbitration shall take place in New York, New York, before a single arbitrator appointed by the American Arbitration Association in accordance with its rules.

	       (ii) Costs; Binding. The parties further agree that notwithstanding the determination of the arbitrator (i) all costs associated with the arbitration shall be borne equally by each party to the arbitration, and (ii) each party to the arbitration shall be responsible for its own attorneys' fees
incurred in connection with the arbitration.   The determinations
of such arbitrator will be final and binding upon the parties to the arbitration, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.
The arbitrator shall set forth the grounds for his decision in the award.

	       (iii) Applicable Law. The arbitrator shall apply the law of the United Kingdom, as to both substantive and procedural questions, but excepting any rule which would result in judicial failure to enforce this arbitration provision or any portion thereof.

	       (iv) Condition Precedent. The parties hereto stipulate that submission of disputes to arbitration as provided in this Section 7 and arbitration pursuant thereto shall be a condition precedent to any suit, action, or proceeding instituted in any court or before any administrative tribunal with respect to this Agreement or disputes arising out of or regarding this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date set forth herein by their duly authorized representatives.

CRYOLIFE, INC.                     BIOCOMPATIBLES LIMITED

By:________________________        By:_________________________

Title:_____________________        Title:______________________

Date:______________________        Date:_______________________

                  SCHEDULE A TO FORM OF LICENSE AGREEMENT

				  PATENTS

All Patents listed on Exhibit B to the Research Agreement plus:


Patent or
Application
Number              Jurisdiction             Date      Status

                 SCHEDULE B TO FORM OF LICENSE AGREEMENTS

			     PROCESSED TISSUES


	[to be completed in the manner anticipated in the Research
Agreement]